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                                                                  EXHIBIT 4.26


                                January 22, 2001


Leiner Health Products Inc.
901 East 233rd Street
Carson, California 90745
Attention:  William B. Towne
Facsimile No.:  (310) 952-7768

Vita Health Products Inc.
150 Beghin Avenue
Winnipeg, Manitoba
Attention:  Rachel Cahill
Facsimile No.:  (204) 633-8386

North Castle Partners I, L.L.C.
11 Meadowcroft Lane
Greenwich, Connecticut 06830
Attention:  Charles Baird, Jr.
Facsimile No.:  (203) 869-4311

                           NOTICE OF EVENTS OF DEFAULT
                            AND RESERVATION OF RIGHTS

Gentlemen and Ladies:

         We refer to the Amended and Restated Credit Agreement, dated as of May 15, 1998 (as further amended, supplemented, amended and restated or otherwise modified, the "CREDIT AGREEMENT"), among Leiner Health Products Inc., a Delaware corporation (the "U.S. BORROWER"), Vita Health Products Inc., a Manitoba corporation (the "CANADIAN BORROWER", and together with the U.S. Borrower, the "BORROWERS), the various financial institutions as are or may become parties thereto which extend a Commitment under the U.S. Facility (collectively, the "U.S. LENDERS"), the various financial institutions as are or may become parties thereto which extend a Commitment under the Canadian Facility (collectively, the "CANADIAN LENDERS", and together with the U.S. Lenders, the "LENDERS"), The Bank of Nova Scotia ("SCOTIABANK") as agent for the U.S. Lenders under the U.S. Facility (in such capacity, the "U.S. AGENT"), Scotiabank, as agent for the Canadian Lenders under the Canadian Facility (in such capacity, the "CANADIAN AGENT", and together with the U.S. Agent, collectively, the "AGENTS"), Merrill Lynch Capital Corporation, as Documentation Agent, and Salomon Brothers Holding Company Inc., as Syndication Agent. Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

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         The Borrowers have informed us on January 18, 2001 that Events of
Default have occurred and are continuing under the Loan Documents. Among other things, the Borrowers have informed us that the U.S. Borrower will not be in compliance with certain financial covenants set forth in Section 9.2.4 of the Credit Agreement for the Fiscal Quarter ending December 31, 2000. Furthermore, we believe that the Borrowers have breached representations under the Loan Documents. As a result of these (and other) Events of Default, the Borrowers are not able to satisfy the conditions precedent to making Credit Extensions, and as a result the Commitments are suspended until further notice. Pursuant to Sections 2.4 and 3.4 of the Credit Agreement, the outstanding principal amount of all Loans may not be continued as (or converted into) LIBO Rate Loans or Canadian BAs, as applicable.

         Furthermore, as a result of the Events of Default the Borrowers are prohibited from, among other things, redeeming shares of Capital Stock as set forth in clause (iii) of Section 9.2.6 of the Credit Agreement, consummating acquisitions in accordance with clause (b) of Section 9.2.10 or paying any fees in accordance with clause (b) of Section 9.2.13 of the Credit Agreement.

         The Agents, on behalf of the Lenders, hereby inform you that neither they nor any of the Lenders waive or have waived any Default or Event of Default and expressly reserve the rights of the Agents and the Lenders to take any and all actions, and exercise any and all remedies at any time, under each Loan Document and under applicable law as a result of the occurrence of any and all Events of Default. Nothing contained herein shall be deemed to be a waiver of any such rights or remedies, or of any Event of Default which may occur or has already occurred, under the Loan Document.

         Please be further advised that any prior, current or future discussions or course of conduct among us and/or the Lenders and you and/or any of your Affiliates or officers or directors, and any failure or delay by us or by any Lender in exercising any right, power or privilege arising under applicable law or under the Loan Documents, is not intended to and shall not constitute a waiver of any such right, power or privilege or an amendment or other modification of any Loan Document. Moreover, no circulation of any draft waivers or other documents shall be deemed to constitute a waiver of any such Events of Default or any such amendment or modification. We expressly reserve, on behalf of the Lenders, the right at any time to take any action permitted by law, the Credit Agreement or any other Loan Document as a consequence of the Events of Default.


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                         Sincerely,

                         THE BANK OF NOVA SCOTIA, as the U.S
                         Agent


                         By  /s/  John Quick
                           ------------------------------------------
                                Title.


                         THE BANK OF NOVA SCOTIA, as the Canadian Agent


                         By   /s/  John Quick
                            -----------------------------------------
                                Title.



Cc:  Leiner Industries Inc. Bank Syndicates